Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

LOOKSMART, LTD.

LookSmart, Ltd., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A. The name of the corporation is LookSmart, Ltd. The corporation was originally incorporated under the name of NetGet Ltd., and the original Certificate of Incorporation was filed with the Secretary of the State of Delaware on July 19, 1996.

B. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and amends the provisions of the Certificate of Incorporation of the corporation.

C. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of this corporation is LookSmart, Ltd.

ARTICLE II

The address of the corporation’s registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle, Delaware 19805. The name of its registered agent at such address is Corporate Agents, Inc.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The corporation is authorized to issue two classes of shares of stock to be designated, respectively, Common Stock, $0.001 par value, and Preferred Stock, $0.001 par value. The total number of shares that the corporation is authorized to issue is 205,000,000 shares. The number of shares of Common Stock authorized is 200,000,000. The number of shares of Preferred authorized is 5,000,000.

The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the board of directors (authority to do so being hereby expressly vested in the board). The board of directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The board of directors, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

The authority of the board of directors with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix:

(a) the distinctive designation of such class or series and the number of shares to constitute such class or series;

(b) the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

(c) the right or obligation, if any, of the corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

(d) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation;

(e) the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(f) the obligation, if any, of the corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

(g) voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

(h) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

(i) such other preferences, powers, qualifications, special or relative rights and privileges thereof as the board of directors of the corporation, acting in accordance with this Restated Certificate of Incorporation, may deem advisable and are not inconsistent with law and the provisions of this Restated Certificate of Incorporation.

ARTICLE V

The corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

ARTICLE VI

The corporation is to have perpetual existence.

ARTICLE VII

1. Limitation of Liability. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

2. Indemnification. The corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the corporation, or any predecessor of the corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the corporation or any predecessor to the corporation.

3. Amendments. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

ARTICLE VIII

In the event any shares of Preferred Stock shall be redeemed or converted pursuant to the terms hereof, the shares so converted or redeemed shall not revert to the status of authorized but unissued shares, but instead shall be canceled and shall not be re-issuable by the corporation.

ARTICLE IX

Holders of stock of any class or series of the corporation shall not be entitled to cumulate their votes for the election of directors or any other matter submitted to a vote of the stockholders, unless such cumulative voting is required pursuant to Sections 2115 or 301.5 of the California General Corporation Law, in which event each such holder shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such holder would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by him, and the holder may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them as such holder may see fit, so long as the name of the candidate for director shall have been placed in nomination prior to the voting and the stockholder, or any other holder of the same class or series of stock, has given notice at the meeting prior to the voting of the intention to cumulate votes.

1. Number of Directors. The number of directors which constitutes the whole Board of Directors of the corporation shall be designated in the Amended and Restated Bylaws of the corporation. The directors shall be divided into three classes with the term of office of the first class (Class I) to expire at the annual meeting of stockholders held in 2000; the term of office of the second class (Class II) to expire at the annual meeting of stockholders held in 2001; the term of office of the third class (Class III) to expire at the annual meeting of stockholders held in 2002; and thereafter for each such term to expire at each third succeeding annual meeting of stockholders after such election.

2. Election of Directors. Elections of directors need not be by written ballot unless the Amended and Restated Bylaws of the corporation shall so provide.

ARTICLE X

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Amended and Restated Bylaws of the corporation.

ARTICLE XI

No action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with the Amended and Restated Bylaws and no action shall be taken by the stockholders by written consent. The affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the then outstanding voting securities of the corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Article IX, Article X or Article XII of this Restated Certificate of Incorporation or Sections 2.3 (Special Meeting), 2.4 (Notice of Stockholders’ Meeting), 2.5 (Advanced Notice of Stockholder Nominees and Stockholder Business), 2.10 (Voting), or 2.12 (Stockholder Action by Written Consent Without a Meeting), or 3.2 (Number of Directors) of the corporation’s Amended and Restated Bylaws.

ARTICLE XII

Meetings of stockholders may be held within or without the State of Delaware, as the Amended and Restated Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Amended and Restated Bylaws of the corporation.

IN WITNESS WHEREOF, LookSmart, Ltd. has caused this certificate to be signed by Patricia Cole, its Chief Financial Officer, this 25th day of August, 1999.

/s/ Patricia Cole
Patricia Cole
Chief Financial Officer

Attest By:	/s/ Hank V. Barry
Hank V. Barry, Secretary

CERTIFICATE OF AMENDMENT OF THE
RESTATED CERTIFICATE OF INCORPORATION OF
LOOKSMART, LTD.

David Hills and Stacey Giamalis hereby certify that:

1. They are the duly elected and acting President and Secretary, respectively, of LookSmart, Ltd., a Delaware corporation, the original Certificate of Incorporation of which was filed with the Secretary of the State of Delaware on July 19, 1996, under the name of NetGet, Ltd.

2. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Article IV of the Amended and Restated Certificate of Incorporation of this corporation shall be amended to insert the following paragraph as the second paragraph of such Article IV:

“Effective at 5:00 p.m. (Delaware time) on the date of the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (such time on such date, the “Effective Time”), each five shares of the Corporation’s common stock, par value $.001 per share (“Common Stock”), issued and outstanding immediately prior to the Effective Time shall automatically, without further action on the part of the Corporation or its stockholders, be combined into and become one share of fully paid and nonassessable Common Stock, subject to the treatment of fractional share interests set forth below. No fractional shares of Common Stock shall be issued by the Corporation, and the Corporation shall not recognize on its stock record books any purported transfer of any purported fractional share interest. A holder of Common Stock immediately prior to the Effective Time who would otherwise be entitled to a fraction of a share as a result of the reverse stock split effected hereby (which shall be determined on the basis of the total number of shares of Common Stock held by a holder of record immediately prior to the Effective Time) shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices per share of the Common Stock, as reported in The Wall Street Journal (as adjusted for the reverse stock split effected hereby), during the ten consecutive trading days ending on the trading day immediately prior to the day on which the Effective Time occurs (or if such prices are not available, the average of the last bid and asked prices of the Common Stock on such days (as adjusted for the reverse stock split effected hereby) or other price determined by the Board of Directors).”

3. The foregoing Certificate of Amendment has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Restated Certificate of Incorporation of the Corporation on this 26th day of October, 2005.

/s/ David Hills
David Hills, President

/s/ Stacey Giamalis
Stacey Giamalis, Secretary

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
LOOKSMART, LTD.

Looksmart, Ltd., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

First: The name of the corporation is LookSmart, Ltd. (the “Company”).

Second: The original name of this corporation is NetGet, Ltd., and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is July 19, 1996.

Third: The Board of Directors of the Company, acting in accordance with the provisions of Section 242 of the DGCL, adopted resolutions amending its Restated Certificate of Incorporation as follows:

1. The first paragraph of Article IV of the Restated Certificate of Incorporation of the Company is hereby amended and restated in its entirety to read as follows:

“The corporation is authorized to issue two classes of shares of stock to be designated, respectively, Common Stock, $0.001 par value, and Preferred Stock, $0.001 par value. The total number of shares that the corporation is authorized to issue is 85,000,000 shares. The number of shares of Common Stock authorized is 80,000,000. The number of shares of Preferred authorized is 5,000,000.”

Fourth: The foregoing Certificate of Amendment has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 222 and 242 of the DGCL.

In Witness Whereof, LookSmart, Ltd. has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed by its duly authorized officer this 2nd day of August, 2010.

Looksmart, Ltd.

/s/ Stephen C. Markowski
Chief Financial Officer

CERTIFICATE OF DESIGNATIONS

OF RIGHTS, PREFERENCES AND PRIVILEGES OF

SERIES A PARTICIPATING PREFERRED STOCK

OF

LOOKSMART, LTD.

Pursuant to Section 151(g) and Section 103 of the General Corporation Law of the State of Delaware, I, Edward F. West, Chief Executive Officer of LookSmart, Ltd. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware hereby certify:

That pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors, on November 7, 2007 adopted the following resolution creating a series of shares of Preferred Stock designated as Series A Participating Preferred Stock:

“RESOLVED: that pursuant to the authority vested in the Board of Directors of the Corporation by the Amended and Restated Certificate of Incorporation, the Board of Directors does hereby provide for the issue of a series of Preferred Shares, $0.01 par value, of the Corporation, to be designated “Series A Participating Preferred Stock”, initially consisting of One Hundred Thousand (100,000) shares and to the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of the Series A Participating Preferred Stock are not stated and expressed in the Amended and Restated Certificate of Incorporation, does hereby fix and herein state and express such designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, as follows (all terms used herein which are defined in the Amended and Restated Certificate of Incorporation shall be deemed to have the meanings provided therein):

1. Designation and Amount. The shares of such series shall be designated as “Series A Participating Preferred Stock”, par value $0.01 per share, and the number of shares constituting such series shall be One Hundred Thousand (100,000).

2. Dividends and Distributions.

(A) Subject to the prior and superior right of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Participating Preferred Stock with respect to dividends, the holders of shares of Series A Participating Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to, subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock of the Corporation (the “Common Stock”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Participating Preferred Stock. In the event the Corporation shall at any time after November 20, 2007 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Participating Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series A Participating Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

3. Voting Rights. The holders of shares of Series A Participating Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein or by law, the holders of shares of Series A Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) Except as required by law, holders of Series A Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

4. Certain Restrictions.

(A) The Corporation shall not declare any dividend on, make any distribution on, or redeem or purchase or otherwise acquire for consideration any shares of Common Stock after the first issuance of a share or fraction of a share of Series A Participating Preferred Stock unless concurrently therewith it shall declare a dividend on the Series A Participating Preferred Stock as required by Section 2 hereof.

(B) Whenever quarterly dividends or other dividends or distributions payable on the Series A Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock;

(ii) declare or pay dividends on, make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with Series A Participating Preferred Stock, except dividends paid ratably on the Series A Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Participating Preferred Stock;

(iv) purchase or otherwise acquire for consideration any shares of Series A Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(C) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

5. Reacquired Shares. Any shares of Series A Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

6. Liquidation, Dissolution or Winding Up.

(A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Participating Preferred Stock shall have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) $1,000 per share, provided that in the event the Corporation does not have sufficient assets, after payment of its liabilities and distribution to holders of Preferred Stock ranking prior to the Series A Participating Preferred Stock, available to permit payment in full of the $1,000 per share amount, the amount required to be paid under this Section 6(A)(1) shall, subject to Section 6(B) hereof, equal the value of the amount of available assets divided by the number of outstanding shares of Series A Participating Preferred Stock or (2) subject to the provisions for adjustment hereinafter set forth, 1,000 times the aggregate per share amount to be distributed to the holders of Common Stock (the greater of (1) or (2), the “Series A Liquidation Preference”). In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Participating Preferred Stock were entitled immediately prior to such event under clause (2) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock that were outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of common Stock that were outstanding immediately prior to such event.

8. No Redemption. The shares of Series A Participating Preferred Stock shall not be redeemable.

9. Ranking. The Series A Participating Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

10. Amendment. The Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preference or special rights of the Series A Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Participating Preferred Stock, voting separately as a class.

11. Fractional Shares. Series A Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Participating Preferred Stock.”

Executed this 7th day of November, 2007.

/s/ Edward F. West
Edward F. West
Chief Executive Officer